Exhibit 99.2
VeriFone Provides Business Update
     SAN JOSE, CA. – April 2, 2008 – VeriFone Holdings Inc. (NYSE: PAY) today announced selected preliminary financial information for the period ended October 31, 2007. The financial information set out below is preliminary and remains subject adjustment as the Company’s restatement originally announced on December 3, 2007 is completed. This financial information is also subject to audit by VeriFone’s independent registered public accounting firm.
     VeriFone expects to report revenues for the three months ended October 31, 2007, of $238.9 million, consistent with its December 3, 2007 announcement of the anticipated restatement. For the full year ended October 31, 2007, VeriFone expects to report net revenues of $903.9 million, also consistent with the information reported on December 3, 2007. Net revenues in the Company’s fourth quarter were relatively strong in certain emerging markets, notably in Brazil, as well as in Canada, the U.K. and in the U.S. multi-lane business. These strengths were offset to some extent by softness in Mexico and Venezuela.
     During the three months ended October 31, 2007, VeriFone’s gross margin percentages were adversely affected by charges for excess and obsolete inventory as well as liabilities related to purchase obligations for excess components held by contract manufacturers, in each case largely non-PCI compliant inventory and components. In addition International margins were affected by adverse mix in country and products, as well as lower service margins and several lower margin deals. VeriFone also established a reserve for claims related to an acquired product which has proven defective in the field. Including these events and charges, VeriFone expects to report gross margins, excluding non-cash acquisition related charges and stock-based compensation expense, as a percentage of net revenues, of approximately 32-34%, for the three months ended October 31, 2007. GAAP gross margins as a percentage of net revenues for the three months ended October 31, 2007, are expected to come in at approximately 28-29%, primarily as a result of the amortization of purchased technology assets.
     VeriFone intends to provide as soon as practicable financial information in a similar form for its first fiscal quarter ended January 31, 2008. Toward the end of the first quarter, management took a number of actions to respond to the extremely challenging net revenue environment. These actions included the reduction in the Company’s total headcount by approximately 6% worldwide and the consolidation of the Company’s Turkish assembly operation into Israel and its outsourced Thailand assembly operation into existing contract manufacturing operations in China.
     Douglas Bergeron, Chief Executive Officer, said: “Although we have faced a number of very difficult challenges over the past several months, we remain confident in the fundamentals of the Company’s business model and the inherent growth prospects of the industry; namely, providing technology infrastructure that facilitates the worldwide trend towards electronic payments as a substitute for cash.”
     “We are working hard to regain our investors’ confidence in our ability to execute on this business model in the quarters ahead.”
VeriFone, Inc.
2099 Gateway Place, Suite 600 San Jose, CA, 95110 USA

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements, including, without limitation, as to the estimated restated changes to inventory and operating income, and the restatement process, that involve risks and uncertainties. In some cases, forward-looking statements can be identified by words such as “anticipates,” “expects,” “believes,” “plans,” “predicts,” and similar terms. Risks, uncertainties and assumptions that could affect VeriFone’s forward-looking statements include, among other things, completion of the restatements described above and completion of VeriFone’s financial statements as of and for the fiscal year ended October 31, 2007 and for the three months ended January 31, 2008. Other risks and uncertainties include, but are not limited to, those discussed under the heading “Risk Factors” in VeriFone’s Annual Report on Form 10-K for the year ended October 31, 2006 and subsequent Quarterly Reports on Form 10-Q. Unless required by law, VeriFone expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.
About VeriFone Holdings, Inc. (www.verifone.com)
VeriFone Holdings, Inc. (“VeriFone”) (NYSE: PAY) is the global leader in secure electronic payment solutions. VeriFone provides expertise, solutions and services that add value to the point of sale with merchant-operated, consumer-facing and self-service payment systems for the financial, retail, hospitality, petroleum, government and healthcare vertical markets. VeriFone solutions are designed to meet the needs of merchants, processors and acquirers in developed and emerging economies worldwide.
Investor Contact:
William Nettles – Vice President Corporate Development & IR
Tel: 408-232-7979
Email: ir@verifone.com
Editorial Contact:
Pete Bartolik
VeriFone, Inc.
Tel: 508-283-4112
Email: pete_bartolik@verifone.com
VeriFone, Inc.
2099 Gateway Place, Suite 600 San Jose, CA, 95110 USA